UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2013

FOREVER VALUABLE COLLECTIBLES, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-53377	41-2230041
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

535 16th Street, Suite 820, Denver, Colorado 80202
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(303) 573-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On March 30, 2013, Forever Valuable Collectibles, Inc., (the “Company”, “we”, “us”, “our”) entered into a share exchange agreement (the “Share Exchange Agreement”) pursuant to which we agreed to issue, 79,000,000 shares of our unregistered common stock, no par value (the “Common stock”) to the members of AEGEA, LLC, a Delaware limited liability company (“AEGEA”), 15,000,000 shares of our unregistered common stock together with 100 shares of our series A convertible preferred stock (the “Preferred Stock”) to the members of Energis Petroleum, LLC, a Florida limited liability company (“Energis”) and assume certain debt of AEGEA and Energis. Upon completion of the transaction, AEGEA and Energis will own approximately 88.7% of the then issued and outstanding common stock of our company.

AEGEA has been engaged in the initial phases of developing a mega-resort city in South Florida that will become an international community and leisure destination worldwide.  The resort will offer residents and guests a unique living environment, integrating residential and hospitality with attractions and entertainment, and will include theme parks, a sports and education complex, and various venues for music and the arts.  The character of the project will be marked by a network of canals and lagoons with authentic immersive architecture from around the world.  AEGEA’s shopping, dining and hospitality will become a global marketplace for domestic and international brands.

The closing of the Share Exchange Agreement is conditioned upon certain, limited customary representations and warranties, as well as the following conditions to closing: (i) two of our shareholders owning collectively 9,000,000 shares of our common stock shall have entered into agreements restricting their sale of our common stock as provided for in the Bleed-Out Letter included as Exhibit B to the Share Exchange Agreement; (ii) the Company amending its articles of incorporation to change its name to AEGEA, Inc. and increase the authorized common stock to 1,000,000,000 shares, no par value, and increase the authorized preferred stock to 100,000,000 shares, and designation of the Series A Convertible Preferred Stock; (iii) the Company shall prepare and file its Form 10-K for the period ended December 31, 2012; (iv) the Company shall have zero liabilities at closing, and all current vendors shall be paid in full as of the closing date, including, but not limited to, the transfer agent and SEC Edgar filing agent; (v) the Company shall have assumed the loans made to Energis by its members; (vi) the holder of the mortgage encumbering the real estate owned by Energis in the approximate principal amount of $1.2 million shall have consented to the assumption of its mortgage by the Company; (vii) the Company shall have assumed any outstanding loans and obligations of AEGEA, including any loan transactions entered into after the execution of the Share Exchange Agreement and prior to closing; and (viii) each of the members of Energis, as of the date of this Share Exchange Agreement shall have consented to this transaction.

Following the closing of the Share Exchange Agreement, we intend to continue AEGEA’s historical businesses and proposed businesses. Our historical business and operations will continue independently through a newly formed wholly owned subsidiary.

The foregoing description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by the Share Exchange Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

Item 5.02 Election of Directors; Appointment of Principal Officers

Jodi Stevens, our sole director and officer intends to resign her positions with our company upon closing  or within 10 days of the filing of a Form 14-f under the terms of the Share Exchange Agreement when new officers and directors of our company will be appointed.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Share Exchange Agreement among AEGEA, LLC. and its members, Forever Valuable Collectibles, Inc., and Energis Petroleum, LLC, and its members dated March 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREVER VALUABLE COLLECTIBLES, INC.

Date: April 4, 2013	By:	/s/ Jodi Stevens
Jodi Stevens Chief Executive Officer and Chief Financial Officer